UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 15, 2010

CLEVELAND BIOLABS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32954	20-0077155
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

73 High Street
Buffalo, New York 14203
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (716) 849-6810

_____________________________________________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On September 15, 2010, Cleveland BioLabs, Inc. (the “Company”) was awarded a contract (the “Contract”) by the U.S. Department of Defense (the “DoD”) Chemical Biological and Medical Systems Medical Identification and Treatment Systems (the “CBMS-MITS”) for the advanced development and procurement of CBLB502 as a medical radiation countermeasure.

The Contract is valued at up to $45 million, including all options provided thereunder. Under the terms of the Contract, the CBMS-MITS will initiate funding of up to $14.8 million, including all options, for the advanced development of CBLB502 through the receipt of approval from the U.S. Food and Drug Administration (the “FDA”). In addition, the Contract includes options for the purchase of an aggregate of up to 37,500 troop-equivalent doses, in pre-determined increments, for $30,000,000.

The Contract requires the Company to provide the DoD with periodic status reports and to maintain, to the maximum extent possible, the employment of certain key personnel during the duration of the program. As a government contract subject to the Federal Acquisition Regulation, the Company will be permitted to retain title to any patentable invention or discovery made while performing the contract. The U.S. government, in return, will receive a non-exclusive, non-transferable, irrevocable, paid-up license to the subject inventions throughout the world.  The U.S. government will also have unlimited rights in the technical data produced in the performance of the Contract. Furthermore, the DoD has the right to terminate the Contract at any time. In certain instances, the Contract also limits the Company’s ability to engage in certain activities, such as subcontracting a portion of the work, without prior approval from the DoD.

A copy of the Company’s press release announcing the awarding of the Contract is attached as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits

(d)	The following exhibits are furnished with this Report:

Exhibit No.	Description

99.1	Press Release dated September 17, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CLEVELAND BIOLABS, INC.

By:	/s/ John A. Marhofer, Jr.
Name:	John A. Marhofer, Jr.
Title:	Chief Financial Officer

Date: September 21, 2010